UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2021

NATURALSHRIMP INCORPORATED
(Exact name of Registrant as specified in its charter)

Nevada	000-54030	74-3262176
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15150 Preston Road, Suite #300
Dallas, Texas 75248
(Address of principal executive offices, including zip code)

(866) 351-5907
(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry Into a Material Definitive Agreement.

SPA

On May 19, 2021, NaturalShrimp Incorporated (the “Company”) entered into a Securities Purchase Agreement (the “SPA”) with F&T Water Solutions, LLC (“F&T”). Prior to entering into the SPA, the Company owned fifty-one percent (51%) and F&T owned forty-nine percent (49%) of the issued and outstanding shares of common stock of Natural Aquatic Systems, Inc., a Texas corporation (“NAS”). Upon the closing of the SPA, the Company would purchase the NAS shares owned by F&T (980,000 shares of NAS’ common stock) for a purchase price of $1 million dollars in cash and shares of the Company’s common stock with a value of $2 million.

The Company paid the cash purchase price on May 20, 2021 and the parties agreed on May 25, 2021 that the Company would issue shares with a value of $0.505 per share for a total issuance of 3,960,396 shares of the Company’s common stock to F&T in connection with the SPA. The purchase of the NAS shares closed on May 25, 2021.

Patents Purchase Agreement

On May 19, 2021, the Company entered into a Patents Purchase Agreement (the “Patents Agreement”) with F&T. The Company and F&T had previously jointly developed and patented a water treatment technology used or useful in growing aquatic species in re-circulating and enclosed environments (the “Patent”) with each party owning a fifty percent (50%) interest. Upon the closing of the Patents Agreement, the Company would purchase F&T’s interest in the Patent, F&T’s 100% interest in a second patent associated with the first Patent issued to F&T in March 2018, and all other intellectual property rights owned by F&T for a purchase price of $2 million dollars in cash and shares of the Company’s common stock with a value of $5 million.

The Company paid the cash purchase price on May 20, 2021 and the parties agreed on May 25, 2021 that the Company would issue shares with a value of $0.505 per share for a total issuance of 9,900,990 shares of the Company’s common stock to F&T in connection with the Patents Agreement. The closing of the Patents Agreement took place on May 25, 2021.

Leak-Out Agreements

In connection with the issuance of a total of 13,861,386 shares of the Company’s common stock pursuant to the SPA and the Patents Agreement (the “Shares”), the Company and F&T, on May 19, 2021, entered into two separate leak-out agreements (the “Leak-Out Agreements”). Pursuant to the Leak-Out Agreements, F&T agreed that it would not sell or transfer the Shares for six (6) months following the closing of the SPA and Patents Agreement and that, following these six months, each shareholder of F&T who was issued a portion of the Shares could sell up to one-sixth (1/6) of their portion of the Shares every thirty (30) day period occurring thereafter for the next six (6) months. Following the one year anniversary of the closings, there will be no further restrictions regarding the sale or transfer of the Shares.

The foregoing provides only a brief description of the material terms of the SPA, the Patents Agreement, and the Leak-Out Agreements and does not purport to be a complete description of the rights and obligations of the parties thereunder, and such descriptions are qualified in their entirety by reference to the full text of the SPA, the Patents Agreement, and the Leak-Out Agreements filed as exhibits to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

The applicable information included in Item 1.01 of this 8K with regard to the May 25, 2021 closing of the SPA and the Patents Agreement is incorporated herein by reference. As the Company did not acquire a “business” as defined in Rule 11-01(d) of Regulation S-X, the financial statements of F&T and pro forma financial information are not required to be filed.

Item 3.02 Unregistered Sales of Equity Securities.

The applicable information included in Item 1.01 of this 8-K is incorporated by reference in this Item 3.02. The issuance of the Share was not registered under the under the Securities Act of 1933, as amended (the “Securities Act”) but qualified for exemption under Section 4(a)(2) of the Securities Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Securities Purchase Agreement by and between NaturalShrimp Incorporated and F&T Water Solutions, LLC, dated May 19, 2021

10.2#	Patents Purchase Agreement by and between NaturalShrimp Incorporated and F&T Water Solutions, LLC, dated May 19, 2021.

10.3	Form of Leak-Out Agreement by and between NaturalShrimp Incorporated and F&T Water Solutions, LLC, dated May 19, 2021.

 # Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish supplementally copies of omitted schedules and exhibits to the Securities and Exchange Commission or its staff upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NATURALSHRIMP INCORPORATED

Date: June 1, 2021	By:	/s/ Gerald Easterling
	Name:	Gerald Easterling
	Title:	Chief Executive Officer